SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities Exchange Act of 1934.


                                                   Commission File Number 1-8013


                      American Financial Enterprises, Inc.
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             (Exact name of registrant as specified in its charter)


          One East Fourth Street, Cincinnati, Ohio 45202 (513) 579-2121
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]                 Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)    [ ]

        Approximate  number of  holders  of record  as of the  certification  or
notice date:     2

        Pursuant to the requirements of the Securities Exchange Act of 1934, American Financial Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 3, 1997                     BY:  /s/James C. Kennedy, Secretary
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